Filed Under Rule 424(b)(3)
                                        Registration No. 33-61863


         PRICING SUPPLEMENT NO. 1 DATED October 6, 1995
            (To Prospectus Dated September 27, 1995)


                      COLONIAL GAS COMPANY
               SECURED MEDIUM TERM NOTES, SERIES A
        Due from 9 months to 40 years from Date of Issue
                          (Fixed Rate)


Principal Amount:        $10,000,000

Interest Rate:           6.44% for first ten years and 7.38% for
                     			 years eleven through thirty.

Interest Payment
Record Dates:		          April 4 and October 4

Interest Payment Dates:  April 14 and October 14

Original Issue Date:     October 12, 1995

Maturity Date:           October 14, 2025

Agent's Commission:      $62,500

Net Proceeds to Company: $9,937,500


    ___X___ These Notes cannot be redeemed by the Company prior to maturity (except as provided in the Indenture).

    _______ These Notes may be redeemed, at the option of the Company, prior to maturity.


Repayment at Option of Holder:

A holder of the Notes shall have the option to require redemption of the Notes held by it in whole or in part (as provided below), at par plus accrued interest on October 14, 2005 (the "Redemption Date"), upon notification to the Company and the Trustee given not less than 30 nor more than 60 days prior to the Redemption Date. This option may be exercised by a holder of Notes for less than the entire principal amount held by it, provided the principal amount which is to be repaid to such holder is equal to $1,000 or an integral multiple of $1,000. Such election by a holder to tender Notes for repayment will be irrevocable.

Book Entry Bonds. So long as the Notes are held under the book-entry system referred to in the Prospectus under "DESCRIPTION OF NOTES--Book-Entry Notes", DTC or its nominee, Cede & Co., as registered holder of the Notes, will be entitled to tender the Notes on October 14, 2005 for repayment and any such tenders will be effected by means of DTC's Repayment Option Procedures.
During the period from and including August 15, 2005 to and including September 14, 2005 or, if such September 14, 2005 is not a business day, the next succeeding business day, DTC will receive instructions from its Participants (acting on behalf of owners of beneficial interests in the Notes) to tender the Notes for repayment under DTC's Repayment Option Procedures. Such tenders for repayment will be made by DTC by means of a book-entry credit of the Notes to the account of the Trustee, provided that DTC receives instructions from tendering Participants by no later than Noon (Eastern Time). Promptly after the recording of any such book-entry credit, DTC will provide the Trustee an Agent Put Daily Activity Report in accordance with its Repayment Option Procedures, identifying the Notes and the aggregate principal amount thereof as to which such tenders for repayment have been made. OWNERS OF BENEFICIAL INTERESTS IN NOTES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH NOTES MUST INSTRUCT THEIR RESPECTIVE DTC PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF SEPTEMBER 14, 2005.

Certificated Bonds. If at any time the use of a book-entry system through DTC (or any successor securities depository) is discontinued with respect to the Notes, tenders for repayment of such bonds on October 14, 2005 shall be made according to the following procedures. The Company must receive at the principal office of the Trustee, during the period from and including August 15, 2005 to and including September 14, 2005 or, if such September 14, 2005 is not a business day, the next succeeding business day, (i) the Note with a duly executed demand setting forth the name of the registered holder of the Note, the principal amount of the Note, the amount of the Note to be repaid, and a statement that the option to elect repayment is being exercised thereby, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States of America, setting forth the name of the registered holder of the Note, the principal amount of the Note, the amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the duly executed demand described in clause (i) will be received by the Company not later than five business days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Company by such fifth business day. Any such notice received by the Company during the period from and including August 15, 2005 to and including September 14, 2005 shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding.

Trustee:

The current Trustee, The First National Bank of Boston, has transferred its trust business to State Street Bank and Trust Company. Upon completion of the necessary documentation, it is expected that the Trustee will be State Street Bank and Trust Company, whose principal place of business is 225 Franklin Street, Boston, Massachusetts, ATTENTION: CORPORATE TRUST DEPT.